CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of the American Century California Tax-Free and Municipal Funds of our reports dated October 18, 2016, relating to the financial statements and financial highlights, which appear in the American Century California Intermediate-Term Tax-Free Bond Fund’s, the American Century California Long-Term Tax-Free Fund’s, the American Century California High-Yield Municipal Fund’s, and the American Century California Tax-Free Money Market Fund’s Annual Report on Form N-CSR for the year ended August 31, 2016 . We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm", and "Financial Statements" in such Registration Statement.

/s/PricewaterhouseCoopers
Kansas City, Missouri
April 6, 2017